Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 6, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders, which is incorporated by reference in Gadzooks, Inc.'s Annual Report on Form 10-K for the year ended January 29, 2000. We also consent to the incorporation by reference of our report dated March 6, 2000 relating to the financial statement schedules, which appear in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas
October 19, 2000